EXHIBIT 10.59

	MCI WORLDCOM Communications, Inc.	+1 800 488-6383 (voice)
	22001 Loudoun County Parkway	+1 703 886-5800 voice)
	Ashburn, VA 20147	+1 703 886-0600 fax)
[GRAPHIC]	http://www.mci.com	sales@uu.net

The names, logos, and taglines identifying MCIs products and services are proprietary marks of MCI WorldCom Communications, Inc. or its subsidiaries. The names of actual companies and products mentioned in this Agreement may be the trademarks of their respective owners.

MCISM INTERNET DEDICATED OC12 BURSTABLE AGREEMENT

Prices above are for service in the contiguous United States, and do not include any telco line charges, equipment costs, or network applications fees.1

Discounted Equipment2 Equipment may be purchased pursuant to the MCI Discounted Equipment Agreement.

Term Commitment3    ☒ Minimum 1-year Term required.        ☐ 2-year Term        ☐ 3-year Term

Payment If a Purchase Order is required, return the PO with this form and provide PO#:

Billing Preference    ☐ Bill my existing account number:                              ☐ Bill to a new account number

Service[4]	Monthly Fee	Start-up Charge[5]
OC12 Burstable[6]		WAIVED
☒ 0 ☐250 Mbps sustained use	$37,500
☐ 250.01 ☐300 Mbps sustained use	$45,000
☐ 300.01 - 350 Mbps sustained use	$52,500
☐ 350.01 ☐400 Mbps sustained use	$60,000
☐ 400.01 - 450 Mbps sustained use	$67,500
☐ 450.01 ☐500 Mbps sustained use	$75,000
☐ 500.01 - 550 Mbps sustained use	$82,500
☐ 550.01 ☐622 Mbps sustained use	$93,300

[1]	Descriptions of the domain name, mail, news services, and other network applications available in connection with this service, and the pricing and additional terms applicable to these services, are set forth in the Network Applications Fee Schedule available at http://global.mci.com/uunet/terms/netapps/. MCI reserves the right to change the Network Applications Fee Schedule from time to time, effective upon posting of the changes to that URL or other notice to Customer.

[2]	MCI is acting only as a reseller with respect to the hardware and software offered under this Agreement (☐Equipment ☐, which was manufactured by a third party (☐Manufacture☐ MCI will provide first-level support for Equipment, but will not repair or replace Equipment. Customers use of the Equipment is subject to the terms and conditions of the Manufacturers end user agreement. Should Customer purchase Equipment from MCI, MCI will ship the current MCl-tested version of the Equipment to the Customer.

[3]	Discount applicable only to Monthly Fee. At the conclusion of the Term Commitment, this Agreement shall continue in effect on a month-to-month basis at the same prices in effect during the previous Term, and may be canceled only by 60 days ☐ advance written notice. The Term Commitment shall begin as of the date on which a MCI hub and a functioning telephone circuit are prepared to route IP packets to Customers site (“Service Activation Date”). In some instances, the telco line provider may impose a minimum term on the telco line that is longer than the Term of this Agreement. If Customer has MCI contract for the telco line on behalf of Customer, and Customer discontinues service prior to the fulfillment of the minimum term on the telco line, MCI may charge Customer early termination penalties imposed by the telco line provider.

[4]	While Customer can resell Internet connectivity, Customer cannot resell the service in its entirety to another person or entity without the express prior written consent of MCI. If Customer resells Internet connectivity to end users, Customer is responsible for: (i) providing the first point of contact for end user support inquiries; (ii) providing software fulfillment to end users; (iii) running its own primary and secondary domain name service (☐DNS☐) for end users; (iv) registering end users ☐domain names; (v) using BGP routing to the MCI Network, if requested by MCI; (vi) collecting route additions and changes, and providing them to MCI; and (vii) registering with the appropriate agency all IP addresses provided by MCI to Customer that are allocated to end users.

[5]	To ensure proper installation, MCI will order all telco lines. A $500 surcharge applies to Customer-ordered lines. Installation may be scheduled between the hours of 8AM and 7PM ET Monday through Friday (excluding holidays). If Customer requires installation outside of these hours MCI will charge an additional $500 fee.

[6]	With OC12 Burstable service, Customer receives full OC12 access to the MCI Network and can burst to the full 622 Mbps at any tine. Monthly billing is based on the burstable service level selected by Customer. If Customers sustained use level (95th percentile traffic sampling rate) during any month exceeds Customers then-current burstable service level, Customers burstable service level may be upgraded by MCI and the monthly billing adjusted accordingly. Customer may downgrade to a lower burstable service level if Customers sustained use level is at or below such burstable service level for at least two consecutive months and Customer thereafter notifies MCI in writing of the requested downgrade.

GENERAL TERMS AND CONDITIONS

1.	Customer acknowledges that this Agreement is between Customer signing this Agreement and MCI WORLDCOM Communications, Inc. (“MCI”), on behalf of itself and its affiliates and successors. MCI exercises no control over, and accepts no responsibility for, the content of the information passing through MCI’s host computers, network hubs and points of presence (the ☐MCI Network☐) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 BELOW, MCI (a) MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, FOR THE SERVICES AND EQUIPMENT IT IS PROVIDING, AND (b) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE Use of any Information obtained via the MCI Network is at Customers own risk. MCI specifically denies any responsibility for the accuracy or quality of information obtained through its services. MCI shall not be liable for any delay or failure in performance due to Force Majeure, which shall include without limitation acts of God, earthquake, labor disputes, changes in law, regulation or government policy, riots, war, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or other occurrences which are beyond MCIs reasonable control.

2	All use of the MCI Network and the service must comply with the then-current version of the MCI Acceptable Use Policy (“Policy”) which is made a part of this Agreement and is available at the following URL http://global.mci.com/uunet/terms/aup/. MCI reserves the right to amend the Policy from time to time, effective upon posting of the revised Policy at the URL or other notice to Customer. MCI reserves the right to suspend the service or terminate this Agreement effective upon notice for a violation of the Policy. Customer agrees to indemnify and hold harmless MCI from any losses, damages, costs or expenses resulting from any third party claim or a allegation ( “Claim”) arising out of or relating to use of the service, including any Claim which, if true, would constitute a violation of the Policy.

3.	NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE SERVICE PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY SUCH DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS. Notwithstanding anything to the a contrary stated in this Agreement, Customers sole remedies for any claims relating to this service or the MCI Network are set forth in Section 7 below.

4.	Any Internet Protocol numbers (IP Numbers☐) assigned to Customer by MCI in connection with the service shall be used only in connection with the service. In the event Customer discontinues use of a service for any reason a this Agreement expires or is terminated for any reason, Customers right to use the IP Numbers shall terminate.

5.	Payment is due 30 days after date of invoice. Accounts are in default if payment is not received within 30 days after date of invoice. If payment is returned to MCI unpaid Customer is immediately in default and subject to a returned check charge of $25 from MCI. Accounts unpaid 30 days after date of invoice may have service interrupted or terminated. Such interruption does not relieve Customer of the obligation to pay the Monthly Fee. Only a written request to terminate Customers service relieves Customers of the obligation to pay the Monthly Fee. Accounts in default are subject to an interest charge on the outstanding balance of the lesser of 1.5% per month or the maximum rate permitted by law. Customer agrees to pay MCI its reasonable expenses, including attorney and collection agency fees, incurred in enforcing its rights under this Agreement. Prices are exclusive of any taxes which may be levied or assessed upon the Equipment or services provided hereunder. Any such taxes shall be paid by Customer. If Customer is exempt from otherwise applicable taxes, Customer must submit its tax identification number and exemption certificate at the same time it submits this Agreement.

6.	Billing for MCI service will commence as of the Service Activation Date. The Start-up Charge is invoiced upon acceptance of this Agreement by MCI. Charges for Equipment shall be invoiced upon shipment Service is invoiced monthly in advance, and may be canceled only by 60 days advance Witte_ notice. In the event of early cancellation of a Term Commitment Customer will be required to pay (a) 100% of MCIs standard Monthly Fee for each month remaining in the first year of the Term Commitment; (b) 75% of MCIs standard Monthly Fee for each additional month remaining in the Term Commitment and (c) early termination penalties (if any) imposed by the telco line provider. MCI reserves the right to change the rates by notifying Customer 60 days in advance of the effective date of the change.

7.	The Service Level Agreement (SLA) for this service, which is made a part of this Agreement, is set forth at http://global.mci.com/uunet/terms/sla/ and applies only to customers agreeing to a Term Commitment of at least one year. MCI reserves the right to amend the SLA from time to time effective _____ posting of the revised SLA to the URL or other notice to Customer, provided, that in the event of any amendment resulting in a material reduction of the SLAs service levels or credits, Customer may terminate this Agreement without penalty by providing MCI written notice of termination during the 30 days following notice of such amendment. The SLA sets forth Customers sole remedies for any claim relating to this service or the MCI Network, including any failure to meet any guarantee set forth in the SLA MCIs records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed the Monthly Fee and/or Start-up Charge which, absent the credit, would have been charged for MCI service that month (collectively the [☐MCI Fees☐] provided, that the maximum amount of credit for failure to meet the Availability Guarantee shall not exceed the sum of (a) the MCI Fees, plus (b) the telephone company line charge which, absent the credit, would have been charged for such month.

8.	Neither party may use the other partys name, trademarks, tradenames or other proprietary identifying symbols without the prior written approval of the other party. Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that MCI may assign this Agreement or any of its rights hereunder to an affiliate or successor without Customer’s written consent. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

9.	MCIs affiliates a subcontractors may perform some or all of MCIs duties and/or obligations hereunder.

10.	This Agreement supersedes all previous and contemporaneous written and oral representations, understandings or agreements related to the subject matter herein and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Acceptance of this Agreement by MCI may be subject, in MCIs absolute discretion, to satisfactory completion of a credit check Activation of service shall indicate MCI’s acceptance of this Agreement.

AGREED AND ACCEPTED BY CUSTOMER:

Signature:	/s/ Andy Sivell	Company Name:	Knology

Print Name:	Andy Sivell	Address:	1241 OG Skinner Dr
Title:	VP Network OPS
Date:	6-11-03	Telephone	706-645-8168 Fax 706-643-5388

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